Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-281084) on Form S-3 and registration statements (No. 333-281106, 333-286815, and 333-295849) on Form S-8 of QXO, Inc. of our report dated February 18, 2026, with respect to the consolidated financial statements of Kodiak Building Partners Inc., which report appears in the Form 8-K of QXO, Inc. dated May 15, 2026.

/s/ KPMG LLP

Denver, Colorado
May 15, 2026